                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                   FORM T-3/A


                                (AMENDMENT NO. 1)


                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                               (Name of applicant)

                       430 Olds Station Road, Third Floor
                               Wenatchee, WA 98801
                           (509) 667-9600 (telephone)
                           (509) 667-9696 (facsimile)

                    (Address of principal executive offices)
                                   ----------

           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

                    Title of Class                                      Amount
           --------------------------------                    ---------------------------
          10% Senior Subordinated Pay-In-Kind             Initial aggregate principal amount
                    Notes Due 2007                          of $15,000,000 (increasing for
                                                                interest paid in kind)

Approximate date of proposed public offering: As soon as practicable after this application for qualification becomes effective.

                     Name and address of agent for service:

                                Donald A. Wright
                       430 Olds Station Road, Third Floor
                               Wenatchee, WA 98801
                           (509) 667-9600 (telephone)
                           (509) 667-9696 (facsimile)

                                    Copy to:

                            Kenneth J. Baronsky, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                       601 S. Figueroa Street, 30th Floor
                              Los Angeles, CA 90017
                           (213) 892-4000 (telephone)
                           (213) 629-5063 (facsimile)

                                   ----------

Explanatory Note.

     This Amendment No. 1 to Form T-3 is being filed solely for the purposes of filing the Form of Indenture, attached hereto as Exhibit T3C, which was not previously filed with the Form T-3.


CONTENTS OF APPLICATION FOR QUALIFICATIONS. This application for qualification comprises:

        (a) Pages 1-2, consecutively, plus exhibits.

        (b) The statement of eligibility and qualification on Form T-1 of Bank of New York, as Trustee under the Indenture./1/

        (c) The following exhibits in addition to those filed as part of the statement of eligibility and qualification of such Trustee:

            Exhibit T3A - Articles of Incorporation of the Company, as amended.
                          /2/

            Exhibit T3B - Bylaws of the Company./3/

            Exhibit T3C - Form of Indenture.

            Exhibit T3D - Not applicable.

            Exhibit T3E - Not applicable.

            Exhibit T3F - See the Cross-Reference Sheet contained in the
                          ---
                          Indenture filed herewith as Exhibit T3C.

        (d) Annex I - List of Subsidiary Guarantors/1/





------------------------
/1/ Incorporated by reference to the Form T-3 filed by the Company on February 8, 2002.
/2/ Incorporated by reference to the Company's Current Report on Form 8-K filed on December 12, 1996.
/3/ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2000.

                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Pacific Aerospace & Electronics, Inc., a corporation organized and existing under the laws of the State of Washington, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Wenatchee, State of Washington, on the 19th day of February, 2002.

                                    PACIFIC AEROSPACE & ELECTRONICS, INC.



                                    By: /s/ Donald A. Wright
                                        ----------------------------------------
                                    Name:  Donald A. Wright
                                    Title: President and Chief Executive Officer



By: /s/ Charles A. Miracle
   ----------------------------------
Name:  Charles A. Miracle
Title: Vice President Finance and Chief Financial Officer

                                       3